Exhibit 99.2
ROCKY SHOES & BOOTS, INC. AND SUBSIDIARIES
SCHEDULE II
CONSOLIDATED VALUATION AND QUALIFYING ACCOUNTS FOR THE YEARS DECEMBER 31, 2005,
2004 AND 2003

		Balance	Additions
	Balance at	Acquired	Charged to			Balance at
	Beginning	From EJ	Costs and			End of
DESCRIPTION	of Period	Footwear	Expenses	Deductions		Period
ALLOWANCE FOR DOUBTFUL ACCOUNTS

Year ended December 31, 2005	$715,000	$603,592	$106,799	$(440,591)	(1)	$984,800

Year ended December 31, 2004	$620,000		$76,189	$18,811	(1)	$715,000

Year ended December 31, 2003	$365,000		$456,140	$(201,140)	(1)	$620,000

(1)	Amount charged off, net of recoveries